Exhibit 99.2

Orthofix International Completes Divestiture of Sports Medicine Business Unit

LEWISVILLE, Texas—(BUSINESS WIRE)— Orthofix International N.V. (NASDAQ:OFIX) (the Company) announced today that it completed the divestiture of its Sports Medicine Business Unit, Breg, Inc., to Water Street Healthcare Partners, a strategic private equity firm focused exclusively on the health care industry. The purchase price was $157.5 million less normal and customary working capital adjustments and indebtedness. The Company applied $145.0 million of after-tax net proceeds to the prepayment of outstanding Company indebtedness, as required by the Company’s existing credit agreement.

About Orthofix:

Orthofix International N.V. is a diversified, global medical device company focused on developing and delivering innovative repair and regenerative solutions to the spine and orthopedic markets. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading research and clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, and Texas Scottish Rite Hospital for Children. For more information about Orthofix, please visit www.orthofix.com.

About Water Street:

This acquisition marks Water Street’s most recent partnership with an industry leader to expand its group of companies specializing in medical products, distribution, health care services, and pharmaceutical products and services. Water Street plans to invest its industry expertise and resources to build Breg into a leading company specializing in non-surgical orthopedic products. Breg is Water Street’s fifth company specializing in medical products and the firm’s second investment in the rehabilitation industry. Curt Selquist, an operating partner with Water Street who previously served as the company group chairman of Johnson & Johnson Medical, will serve as the lead director of Breg.

Water Street is a strategic private equity firm focused exclusively on health care. The firm has a strong record of building market-leading companies across key growth sectors in health care. It has worked with some of the world’s leading health care companies on its investments. Water Street’s team is comprised of industry executives and private equity professionals with decades of experience investing in and operating global health care businesses. The firm is headquartered in Chicago. For more information about Water Street, visit waterstreet.com.

Orthofix International N.V.
Mark Quick, 214-937-2924
Director of Investor Relations and Business Development
markquick@orthofix.com
or
Water Street Healthcare Partners
Kelly Zitlow, 847-858-5230
Vice President of Communications
Kelly.zitlow@waterstreet.com

Source: Orthofix International N.V.

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